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                          [PERKINS COIE LLP Letterhead]

                                                                    Exhibit 23.3

                                  July 6, 2000


Allan Woodburn Associates
18 Newmills Crescent,
Balerno,
Midlothian, U.K.
Tel:  +44.131.451.5173
FAX:  +44.131.451.5172
Email: allanawa@aol.com


          RE: EDEN BIOSCIENCE CORPORATION


Dear Allan:

          EDEN Bioscience Corporation is planning a public offering of its common stock and expects to file a registration statement with the Securities and Exchange Commission on or before July 7, 2000. EDEN's plans regarding this public offering remain extremely confidential. Please help us to protect the confidentiality of these plans by disclosing them on a need-to-know basis only.

          The purpose of this letter is to confirm your consent to the reference to your firm in EDEN's Registration Statement on Form S-1 and the inclusion therein of information derived from your firm's report entitled
"Agrochemicals-Executive Review." Exhibit A to this letter identifies the information that we have derived from your firm's report and included in EDEN's registration statement.

          Please confirm your consent to the foregoing by executing a copy of this letter below and fax a copy of this letter to the undersigned at (206) 583-8500 immediately. Please also return the original letter by mail or overnight courier. Thank you very much for your assistance with this matter.


                                        Very truly yours,


                                        Perkins Coie, LLP


Agreed and accepted:

Allan Woodburn Associates


By: /s/ Allan Woodburn
    --------------------------
    [Allan Woodburn, Director]

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July 6, 2000
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                                   EXHIBIT A


'In 1999 the world agrochemical market was just over 30 billion dollars'. and 'In 1998 the World Agrochemical Market was 31.25 billion dollars'.